Exhibit (a)(1)(C)

NOTICE OF WITHDRAWAL

If you previously submitted a Letter of Transmittal to tender for exchange and cancellation some or all of your eligible options or restricted stock, pursuant to the Offer to Exchange dated July 9, 2007 (as amended or supplemented from time to time, the “Offer to Exchange” which, together with the Letter of Transmittal accompanying the Offer to Exchange, constitutes the “Offer”), or if you tendered online through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware, and you wish to withdraw your tender of some or all of such options or restricted stock, you must execute this Notice of Withdrawal and send it to the information and exchange agent for the Offer, Mellon Investor Services, at one of the following addresses:

By Mail:	By Hand:	By Overnight:

Mellon Investor Services Reorganization Department PO Box 3301 South Hackensack, NJ 07606	Mellon Investor Services Reorganization Department 27th Floor 480 Washington Blvd. Jersey City, NJ 07310	Mellon Investor Services Reorganization Department 480 Washington Blvd. Mail Stop – Reorg Jersey City, NJ 07310

Your eligible options or restricted stock tendered for exchange will not be considered withdrawn unless a properly completed and signed Notice of Withdrawal is received by Mellon Investor Services as specified above before 11:00 a.m., Pacific Time, on August 6, 2007, or such later expiration time of the Offer if EMC Corporation and VMware, Inc. extend the Offer. Prior to the expiration of the Offer, you may also withdraw eligible options or restricted stock that you tendered through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware, by following the instructions set forth on the Election Site. If you miss this deadline but remain an eligible employee as described in the Offer to Exchange, any eligible options or shares of restricted stock previously validly tendered by you and accepted for exchange will be cancelled and exchanged pursuant to the Offer. The information and exchange agent will only accept delivery of the signed Notice of Withdrawal by hand or regular or overnight mail as specified above. Delivery by e-mail will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that the Notice of Withdrawal is timely delivered as specified above. You must allow for delivery time based on the method of delivery that you choose to ensure Mellon Investor Services receives your Notice of Withdrawal on time.

To EMC Corporation and VMware, Inc.:

I previously received a copy of the Offer to Exchange dated July 9, 2007 and the related Letter of Transmittal. I either, through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware or by signing and returning the Letter of Transmittal, tendered for exchange certain options or restricted stock pursuant to the Offer to Exchange. I now wish to withdraw my tender with respect to the stock option or restricted stock grant(s) specified below. I understand that by withdrawing my tender with respect to the stock option or restricted stock grant(s) specified below, I am withdrawing my tender of all the options or restricted stock covered by such specified grant(s).

I understand and acknowledge that, by withdrawing my previously tendered options and shares of restricted stock specified below, I will not be granted any options or restricted stock in exchange for such previously tendered options or restricted stock and I will retain such options and restricted stock with their term(s), vesting schedule(s), other terms and conditions and with respect to options, existing exercise price(s). I also understand and acknowledge that all of such options and shares of restricted stock will continue to be governed by the equity award plan under which they were granted and the form(s) of option or restricted stock agreement(s) previously provided to me in connection with the grant of such options or restricted stock.

I hereby withdraw all of the eligible options or shares of restricted stock subject to the option or restricted stock grant(s) listed below which I previously tendered for exchange and cancellation pursuant to the Offer. I have therefore completed this Notice of Withdrawal in accordance with the withdrawal instructions on the next page and have signed exactly as my name appears on the Notice of Grant for such options or restricted stock previously delivered to me.

Signature	Date

Name

Social Security Number

Options Withdrawn:

Option Grant Number	Grant Date	Number of Options Granted	Grant Price

Restricted Stock Withdrawn:

Restricted Stock Grant Number	Restricted Stock Grant Date	Shares of Restricted Stock Granted

Withdrawal Instructions:

1.	Complete and sign this Notice of Withdrawal and send it as soon as possible to the information and exchange agent for the Offer, Mellon Investor Services, at one of the following addresses:

By Mail:	By Hand:	By Overnight:

Mellon Investor Services Reorganization Department PO Box 3301 South Hackensack, NJ 07606	Mellon Investor Services Reorganization Department 27th Floor 480 Washington Blvd. Jersey City, NJ 07310	Mellon Investor Services Reorganization Department 480 Washington Blvd. Mail Stop – Reorg Jersey City, NJ 07310

2.	You should make and keep a copy of the completed and signed Notice of Withdrawal for your records. This Notice of Withdrawal must be received by Mellon Investor Services as specified above before 1:00 p.m., Pacific Time, on August 6, 2007, unless the Offer is extended by EMC Corporation and VMware, Inc., in which case this Notice of Withdrawal must be so received by the extended expiration date. Your tendered options will not be considered withdrawn unless and until a properly completed and executed copy of this Notice of Withdrawal is timely received by Mellon Investor Services as specified above. The information and exchange agent will only accept delivery of the signed Notice of Withdrawal by hand or regular or overnight mail. Delivery by e-mail will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that this Notice of Withdrawal is timely delivered as specified above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Notice of Withdrawal on time.

3.	If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible options or restricted stock the tender of which is being withdrawn pursuant to this Notice of Withdrawal, you must timely deliver with this Notice of Withdrawal a Spousal Consent form executed by your spouse, whereby your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Notice of Withdrawal. If you need a Spousal Consent form, please inquire by phone at 1-888-313-1479 (from within the U.S.) or 201-680-6672 (from outside the U.S.) and the information and exchange agent will assist you.

4.	Except as described in the following sentence, this Notice of Withdrawal must be executed by the eligible employee who holds the eligible options or restricted stock to be tendered for exchange exactly as such employee’s name appears on the notice of grant for such options or restricted stock previously delivered to such employee. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Notice of Withdrawal.

5.	Please contact Mellon Investor Services by phone at 1-888-313-1479 (from within the U.S.) or 201-680-6672 (from outside the U.S.), if you would like to confirm that the information agent has received your Notice of Withdrawal.

The Offer expires at 11:00 AM PDT on August 6, 2007.

If you have questions, contact the Mellon call center, Monday through Friday between the hours of 5:00 a.m. to 4:00 p.m. Pacific Daylight Time at:

1-888-313-1479 (From within the U.S.)

201-680-6672 (From outside the U.S.)